UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  May 21, 2014

Shutterfly, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-33031	94-3330068
(Commission File Number)	(IRS Employer Identification No.)

2800 Bridge Parkway, Redwood City, California	94065
(Address of Principal Executive Offices)	(Zip Code)

(650) 610-5200
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As further described in Item 5.07 of this Current Report on Form 8-K, at the annual meeting of stockholders of Shutterfly, Inc., or the Company, Ann Mather did not receive the votes required to be elected as a director. As a result, on May 21, 2014, Ms. Mather tendered her resignation to the Board of Directors.

The Governance Committee of the Board of Directors promptly considered Ms. Mather’s tendered resignation, and recommended to the Board of Directors not to accept the resignation. In considering whether to recommend that the Board of Directors accept or reject Ms. Mather’s tendered resignation, the Governance Committee evaluated the best interests of stockholders and the Company and considered all factors believed relevant, including without limitation: (a) the reasons Ms. Mather did not receive the required vote and whether the underlying cause or causes were curable; (b) the expertise Ms. Mather brings to the Board of Directors through her experience as the chief financial officer of a public company and her past and current service on the boards of directors and audit committees of other public companies, including Google and Netflix; and (c) the potential effect of such resignation on the Company's compliance with any law, rule, regulation, stock exchange listing standards, or contractual obligation. The Governance Committee determined that the primary factor that led to the negative vote for Ms. Mather was ISS’s negative recommendation based upon Ms. Mather’s failure to attend at least 75% of the board and committee meetings that were scheduled during the past year. The Committee determined that Ms. Mather’s inability to attend at least 75% of the meetings was validly excused due to her mid-year appointment to the Board and her inability to attend some of the meetings due to prior commitments that could not be rescheduled. Since the beginning of the current year, with more advance notice of the Company’s meeting dates, Ms. Mather has attended more than 75% of the meetings, and the Governance Committee anticipates that she will be able to continue to do so going forward.

The Board of Directors then acted on the recommendation of the Governance Committee and determined to reject Ms. Mather’s resignation and reaffirm her appointment as a Class II director. As a result, Ms. Mather will continue to serve as a Class II director and as a member of the Audit Committee. Ms. Mather did not participate in the deliberations by the Governance Committee or the Board of Directors with regard to her resignation.

Item 5.07.  Submission of Matters to a Vote of Security Holders.
On May 21, 2014, the Company held its Annual Meeting of Stockholders in Redwood City, California (“Annual Meeting”). As of March 26, 2014, the Company’s record date, there were a total of 39,168,078 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. At the Annual Meeting, 38,088,231 shares of Common Stock were represented in person or by proxy and, therefore, a quorum was present. Three items of business were acted upon by stockholders at the Annual Meeting.

The final voting results are as follows:

Proposal 1 – Election of Directors

Mr. Philip A. Marineau and Mr. Brian T. Swette were elected to serve as directors of the Company’s Board of Directors for three year terms and until their respective successors shall be elected and qualified or until their earlier resignation or removal. As described in Item 5.02 above, Ms. Mather will continue to serve as a Class II director of the Company’s Board of Directors for a three year term and until her successor shall be elected and qualified or until her earlier resignation or removal.

Votes were cast as follows:

	FOR	AGAINST	ABSTAIN	BROKER NON-VOTES
Philip A. Marineau	34,711,700	18,844	202,135	3,155,552
Brian T. Swette	34,700,761	29,782	202,136	3,155,552
Ann Mather	17,090,598	17,441,631	400,450	3,155,552

Proposal 2 – Approval, on an advisory basis, of the Compensation of our Named Executive Officers

Based on the non-binding votes set forth below, the compensation of the Company’s named executive officers was duly approved.

FOR	AGAINST	ABSTAIN	BROKER NON-VOTES
17,383,749	17,340,107	208,823	3,155,552

Proposal 3 – Ratification of the Selection of the Independent Registered Public Accounting Firm
The stockholders ratified the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2014 by the following vote:

FOR	AGAINST	ABSTAIN
37,630,928	248,292	209,011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SHUTTERFLY, INC.

By:	/s/ Jeffrey T. Housenbold Jeffrey T. Housenbold President and Chief Executive Officer
Date:  May 27, 2014